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                                December 21, 1999



R. Kimberly Gaynor


Dear Kim:

         It is with great pleasure that the Board of Directors of ZapMe! Corporation extends an offer to you to join us as Executive Vice-President/Chief Management Officer of the Company commencing December 21, 1999. This letter will confirm the details of your employment offer.

         As Executive Vice-President/ Chief Management Officer, you will receive a monthly salary of $18,750.00 which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You also will be entitled to participate in an Employee Bonus Program. The Employee Bonus Program is designed to reward you based on the Company achieving certain annual operating and financial goals. These goals will be determined by the Board of Directors and communicated to you within sixty (60) days of your employment start date. You will be eligible to receive a target Employee Bonus provided that you are a full-time employee of the Company on your first anniversary. The actual bonus you may earn will depend upon the attainment of the performance objectives outlined in the bonus agreement. The Employee Bonus is paid on or about thirty
(30) days from the first year anniversary of your start date.

         As a Company employee, you are also eligible to receive certain employee benefits, including medical and dental insurance benefits, which will be available to you on the first day of the month following your first sixty
(60) days of employment. In addition, the Company shall have in place, within sixty (60) days after the date of this letter, a long-term disability insurance policy for executive level employees. In addition, you will also be entitled to participate in any executive benefits program the Company adopts.

         Given your relocation to the Bay Area from Michigan, the company will provide a comprehensive executive relocation plan for you. This plan will reimburse you for all reasonably incurred direct relocation expenses, such as fees for moving your and your family's personal effects, travel for you and your family, temporary housing, and the like (but excluding adjustments for differences is housing values between the Bay Area and Michigan, and will be adjusted and grossed up in a manner that you will be tax neutral. Realtor fees for selling your home in Michigan are limited to the lesser of 6% of the home sales price or $100,000 (plus gross-up).


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         The Company will reimburse you for all reasonable expenses paid by you that are incurred in the ordinary course of conducting Company business. The Company will also reimburse you for reasonable travel and lodging expenses you incur prior to relocating to the Bay Area during your first year of employment.

         You will be entitled to vacation time in accordance with the Company's policy, which is that you will receive three weeks vacation per year for your first ten years of employment and four weeks per year thereafter. The Company expects that you will use vacation days in the year earned.

         In addition, and subject to the approval of the Company's Board of Directors, you will receive an option to purchase 380,000 shares of the Company's Common Stock. The per share exercise price of such stock option will be determined by the Board of Directors, based on the fair market value of a share of the Company's Common Stock on the date the option is granted to you by the Board of Directors. The option will vest as to one-fourth of the shares subject thereto on your first anniversary of employment, and one forty-eighth of the shares subject thereto each month thereafter until fully vested; provided that the option shall lapse as to 40,000 shares in the event you are not appointed Chief Operating Officer of the Company by April 30, 2001.

         Also, if the Company terminates your employment without your consent and for a reason other than "cause", death or "disability" (as defined above), then the Company will continue to pay you your then current base salary for a period of one year, provided that for the entire one year period you do not directly or indirectly, (1) engage, participate or invest in any business activity anywhere in the world which develops, manufactures or markets products or performs services which are competitive with the products or services of the Company at the time of the your termination, or products or services which the Company has under development or which are the subject of active planning at the time of your termination, (2) hire or attempt to employ, recruit or otherwise influence any person to leave employment with the Company, and (3) solicit business from any of the Company's customers and users, resellers or distributors on behalf of any business which competes with the Company. However, you may own as a passive investor, publicly-traded securities of any corporation which competes with the business of the Company so long as such securities do not, in the aggregate, constitute more than 1% of any class of outstanding securities of such corporations. For purposes of this paragraph, "cause" means
(1) any act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in your personal enrichment (or that of your associates) at the expense of the Company or its stockholders, (2) any conviction (or plea of no contest) of a felony or an act of fraud, (3) continued violations of your employment-related obligations which are willful and deliberate after there has been delivered to you a written demand from the Board regarding such activities and you have had a reasonable opportunity to correct the violations, or (4) willful refusal to carry out legally permissible instructions from the Board after you have been given written notice of a failure to carry out such instructions and a reasonable opportunity to correct the situation.

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         As a Company employee, you will be expected to abide by the Company's rules and regulations, including the Company's Employee Handbook, and to sign and comply with the Confidential Information, Invention Assignment and Terms of Employment Agreement (a copy of which is enclosed herewith) that prohibits unauthorized use or disclosure of the Company's proprietary information. You must execute and return the Confidential Information, Invention Assignment and Terms of Employment Agreement prior to your commencing employment with the Company.

         For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

         You should be aware that your employment with ZapMe! constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause or advance notice. This at will employment relationship may not be changed except in a writing signed by an authorized member of the Board. This at-will employment relationship will not affect your right to potential severance pay or other benefits under this Agreement or any other plan or agreement of the Company.

         Of course, the terms of this offer may not be modified or amended except by a written agreement executed by you and an authorized member of the Board, and shall, together with such other written agreements you and the Company may enter in connection with your employment, constitute the entire agreement between you and the Company relating to the terms of your employment, and supersedes and any other employment agreements or promises made to you by anyone whether oral or written.

         Kim, we hope that you will view our offer in a most positive light. We have tried to work very closely with you to structure an opportunity and a financial arrangement that meets your needs and gives you an incentive for exceptional performance. As you know, this offer needs ratification by the Board, which will meet within the next two weeks. If you agree with the terms contained in this letter, please notify me by the end of the day of December 22, 1999.

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         We look forward to your positive response and would appreciate your signing a copy of our offer letter as acknowledgement of your acceptance of the terms of this offer. Once you have returned this signed acceptance, we will proceed to effect a smooth transition and to make appropriate announcements within our company and to external audiences. We sincerely hope you will join us in the very near future.

         Very truly yours,



         Rick Inatome
         Chief Executive Officer


Accepted:


By:__________________________               Date:  December __, 1999
         Kim Gaynor